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                                                                     EXHIBIT 4.1


                            EUFAULA BANCCORP, INC.
                            1999 STOCK OPTION PLAN

                                   ARTICLE I
                 PURPOSE, SCOPE AND ADMINISTRATION OF THE PLAN

1.1  Purpose

     The purpose of the Plan is to promote the long-term success of the Company by providing financial incentives to employees and directors who are in positions to make significant contributions toward such success, to attract individuals of outstanding ability to employment with the Company and to encourage employees and directors to acquire a proprietary interest in the Company.

1.2  Definitions

     Unless the context clearly indicates otherwise, for purposes of this Plan the following terms have the respective meanings set forth below:

     (a) "Board of Directors" means the Board of Directors of Eufaula BancCorp, Inc.

     (b) "Code" means the Internal Revenue Code of 1986, as amended.

     (c) "Committee" means a committee of the Board of Directors (or any successor committee thereto), which shall be composed of not less than two members of the Board of Directors who are "non-employee directors" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, or any successor thereto.

     (d) "Common Stock" means the common stock of the Company, par value $1.00 per share, or such other class of shares or other securities to which the provisions of the Plan may be applicable by reason of the operation of Section 3.1 hereof.

     (e) "Company" means Eufaula BancCorp, Inc. and its majority owned subsidiaries, including subsidiaries which become such after the date of adoption of this Plan.

     (f) "Fair Market Value" of a share of Common Stock on any particular date means the closing price quoted on such date by the National Daily Quotation Service, or on the National Association of Securities Dealers Automated Quotation ("NASDAQ") System or a registered securities exchange, if listed thereon. In the event that the closing price is not so quoted, then the Fair Market Value shall be the price determined by the National Association of Securities Dealers, Inc. ("NASD") local quotations committee as most recently published in The Wall Street Journal. In the
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         event that no such price is published, then Fair Market Value shall be the fair market value as determined by the Board of Directors.

     (g) "Grant Date," as used with respect to a particular Option means the date as of which such Option, right or award is granted by the Committee pursuant to the Plan.

     (h) "Grantee" means the person to whom an Option is granted by the Committee pursuant to the Plan.

     (i) "Incentive Stock Option" means an Option that qualifies as an incentive stock option as described in Section 422(b) of the Code.

     (j) "Option" means an option granted by the Committee pursuant to Article
         II.

     (k) "Option Agreement" means the agreement between the Company and a Grantee under which the Grantee is granted an Option pursuant to the Plan.

     (l) "Option Period" means the period fixed by the Committee during which an Option may be exercised, which period may be determined by the Committee in its sole discretion, provided that no Incentive Stock Option shall, under any circumstances, be exercisable more than ten years after the Grant Date.

     (m) "Plan" means this 1999 Stock Option Plan, as amended from time to time.

     (n) "Retirement," as applied to a Grantee, means the Grantee's termination of employ ment in a manner which qualifies the Grantee to receive immediately payable retirement benefits under any retirement plan hereafter adopted by the Company, or which in the absence of any such retirement plan is determined by the Committee to constitute retirement.

     (o) "Supplemental Stock Option" means any Option granted under this Plan, other than an Incentive Stock Option.

     (p) "Total and Permanent Disability," as applied to a Grantee, means that the Grantee (1) has established to the satisfaction of the Committee that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months (all within the meaning of Section 22(e)(3) of the Code), and (2) has satisfied any requirement imposed by the Committee in regard to evidence of such disability.

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1.3  Shares Available Under the Plan

     (a) The number of shares of Common Stock with respect to which Options may be granted shall be 361,000 shares of Common Stock, subject to adjustment in accordance with the remainder of this Section 1.3 and
         Section 3.1, provided that it is the intention of the Company to have no more than 361,000 shares of its Common Stock subject to stock options under any existing plans.

     (b) In the event that any Option expires or otherwise terminates prior to being fully exercised, the Committee may, without decreasing the number of shares authorized above in this Section 1.3, grant new Options hereunder to any eligible Grantee for the shares with respect to which the expired or terminated Option was not exercised.

     (c) Any shares of Common Stock to be delivered by the Company upon the exercise of Options shall, at the discretion of the Board of Directors, be issued from the Company's authorized but unissued shares of Common Stock or be transferred from any available treasury stock.

1.4  Administration of the Plan

     (a) Except as provided in Section 1.4 (c), the Plan shall be administered by the Committee which shall have the authority:

         (1) To determine those employees of the Company to whom, and the times at which, Options shall be granted and the number of shares of Common Stock to be subject to each such Option and/or award, taking into consideration the nature of the services rendered by the particular employee, the employee's potential contribution to the long term success of the Company and such other factors as the Committee in its discretion shall deem relevant;

         (2) To interpret and construe the provisions of the Plan and to establish rules and regulations relating to it;

         (3) To prescribe the terms and conditions of the Option Agreements for the grant of Options (which need not be identical) in accordance and consistent with the requirements of the Plan; and

         (4) To make all other determinations necessary or advisable to administer the Plan in a proper and effective manner.

     (b) All decisions and determinations of the Committee in the administration of the Plan and in response to questions or in connection with other matters concerning the Plan or any Option shall (whether or not so stated in the particular instance in the Plan)

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         be final, conclusive and binding on all persons, including, without limitation, the Company, the shareholders and directors of the Company and any persons having any interest in any Options which may be granted under the Plan.

     (c) In all cases in this Plan in which the Committee is authorized or directed to take action, such action may be taken instead by the Board of Directors as a whole. It is the intention of this Plan that the Committee may be appointed by the Board of Directors for convenience and efficiency of administration, but such appointment is not a requirement of this Plan.

1.5  Eligibility for Awards

     The Committee shall designate from time to time the employees of the Company who are to be granted Options. All salaried employees of the Company are eligible to receive Options. Members of the Board of Directors who are not employees may only be granted Supplemental Stock Options.

1.6  Effective Date of Plan

     Subject to the receipt of all required regulatory approvals, the Plan shall become effective upon its adoption by the Board of Directors, provided that any grant of Options under the Plan prior to approval of the Plan by the shareholders of the Company is subject to such shareholder approval within twelve months of adoption of the Plan by the Board of Directors.

                                   ARTICLE II
                                 STOCK OPTIONS

2.1  Grant of Options

     (a) The Committee may from time to time, subject to the provisions of the Plan, grant Options to employees or directors under appropriate Option Agreements to purchase shares of Common Stock.

     (b) The Committee may designate any Option which satisfies the requirements of Section 2.3 hereof as an Incentive Stock Option and may designate any Option granted hereunder as a Supplemental Stock Option, or the Committee may designate a portion of an Option as an Incentive Stock Option (so long as that portion satisfies the requirements of Section
         2.3 hereof) and the remaining portion as a Supplemental Stock Option. Any portion of an Option that is not designated as an Incentive Stock Option shall be a Supplemental Stock Option. A Supplemental Stock Option must satisfy the requirements of Section 2.2 hereof, but shall not be subject to the requirements of Section 2.3.

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2.2  Option Requirements

     (a) An Option shall be evidenced by an Option Agreement specifying the number of shares of Common Stock that may be purchased upon its exercise and containing such terms and conditions not inconsistent with the Plan and based on such factors as the Committee shall determine, in its sole discretion, to be applicable to that particular Option.

     (b) An Option shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee and stated in the Option Agreement; provided, however, that an Option shall become immediately exercisable upon the death of an employee or upon employment with the Company ceasing because of Total and Permanent Disability or upon the application of any change in control provisions which may be contained in the Option Agreement. If the Committee provides that any Option is exercisable only in installments or provides other vesting requirements, the Committee may waive such provisions at any time, in whole or in part, based on such factors as the Committee shall, in its sole discretion, determine.

     (c) An Option shall expire by its terms at the expiration of the Option Period and shall not be exercisable thereafter; provided, however, that an Option may be exercised immediately upon the death of the Grantee and for a period of up to 365 days after the death of the Grantee despite the expiration during that time of the Option Period, except that an Incentive Stock Option can never be exercised more than 10 years after its Grant Date.

     (d) The Committee may provide in the Option Agreement for the expiration or termination of the Option prior to the expiration of the Option Period, upon the occurrence of any event specified by the Committee.

     (e) The option price per share of Common Stock shall be determined by the Committee at the time of grant but shall be not less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date.

     (f) An Option shall not be transferable other than by will or the laws of descent and distribution and, during the Grantee's lifetime, an Option shall be exercisable only by the Grantee, or if the Grantee is disabled and the Option remains exercisable, by his or her duly appointed guardian or other legal representative.

     (g) An option, to the extent that it has not previously been exercised, shall terminate upon the earliest to occur of (1) the expiration of the applicable Option Period as set forth in the Option Agreement granting such Stock Option, (2) the expiration of 90 days after the Grantee's Retirement, (3) the expiration of one year after the Grantee

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         ceases to be an employee or director of the Company due to Total and
         Permanent Disability, (4) subject to the application of the provisions of subsection (c) above the expiration of one year after the Grantee ceases to be an employee or director of the Company due to the death of the Grantee, or (5) thirty days after the date on which a Grantee ceases to be an employee or director of the Company for any reason other than Retirement, Total and Permanent Disability or death, unless the Option Agreement provides for earlier termination.

     (h) A person electing to exercise an Option shall give written notice of such election to the Company, in such form as the Committee may require, accompanied by payment in cash or in such other manner as may be approved by the Committee, of the full purchase price of the shares of Common Stock for which the election is made. As determined by the Committee, in its sole discretion, whether before or after the Grant Date, payment in full or in part may be made in the form of unrestricted Common Stock already owned by the Grantee or in the form of a withholding of sufficient shares of Common Stock otherwise issuable upon the exercise of the Option to constitute payment of the purchase price based, in each case, on the Fair Market Value of the Common Stock on the date the Option is exercised; provided that an election to make such payment in Common Stock or to have shares so withheld, in addition to being subject to the approval of the Committee, shall be irrevocable.

         Further, upon written request and authorization of the Grantee and to the extent permitted by applicable law, the Committee may allow arrangements whereby an Option may be exercised and the exercise price (together with any tax withholding obligations of the Grantee) paid pursuant to arrangements with brokerage firms permitted under Regulation T of the Board of Governors of the Federal Reserve System (or successor regulations or statutes). In no event, however, may such transaction or arrangement take place if a violation by the Grantee of the provisions of Section 16(b) of the Securities Exchange Act of 1934 ("Section 16(b)"), if applicable, would result therefrom.

2.3  Incentive Stock Option Requirements

     (a) An Option designated by the Committee as an Incentive Stock Option is intended to qualify as an "incentive stock option" within the meaning of Section 422(b) of the Code and shall satisfy, in addition to the conditions of Section 2.2 above, the conditions set forth in this
         Section 2.3.

     (b) An Incentive Stock Option shall not be granted to an individual who, on the Grant Date, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company, unless the Committee provides in the Option Agreement with any such individual that the option price per share of Common Stock will not be less than 110% of the Fair Market Value of a share of

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         Common Stock on the Grant Date and that the Option Period will not extend beyond five years from the Grant Date.

     (c) The aggregate Fair Market Value, determined on the Grant Date, of the shares of Common Stock as to which Incentive Stock Options are exercisable for the first time by any Grantee with respect to the Plan and incentive stock options (within the meaning of Section 422(b) of the Code) under any other plan of the Company or any parent or subsidiary thereof, in any calendar year shall not exceed $100,000.00.


                                  ARTICLE III
                               GENERAL PROVISIONS

3.1  Adjustment Provisions

     (a) In the event of (1) any dividend payable in shares of Common Stock; (2) any recapitalization, reclassification, split-up or consolidation of, or other change in, the Common Stock; or (3) an exchange of the outstanding shares of Common Stock, in connection with a merger, consolidation or other reorganization of or involving the Company or a sale by the Company of all or a portion of its assets, for a different number or class of shares of stock or other securities of the Company or for shares of the stock or other securities of any other corporation (whether issued to the Company or to its shareholders); the number of shares of Common Stock available under the Plan pursuant to Section 1.3 shall be adjusted to appropriately reflect the occurrence of the event specified in clauses (1), (2) or (3) above and the Committee shall, in such manner as it shall determine in its sole discretion, appropriately adjust the number and class of shares or other securities which shall be subject to Options or the purchase price per share which must be paid thereafter upon exercise of any Option. Any such adjustments made by the Committee shall be final, conclusive and binding upon all persons, including, without limitation, the Company, the sharehold ers and directors of the Company and any persons having any interest in any Options which may be granted under the Plan.

     (b) Except as provided in paragraph (a) immediately above, issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class shall not affect the Options.

3.2  Additional Conditions

     (a) Any shares of Common Stock issued or transferred under any provision of the Plan may be issued or transferred subject to such conditions, in addition to those specifically provided in the Plan, as the Committee or the Company may impose.

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     (b) If prior to the time a Grantee has exercised all Options, the Committee or the Corporate Secretary of the Company receives from the Company notice of suspected dishonesty of the Grantee, or of suspected conduct by the Grantee which causes or reasonably may be expected to cause substantial damage to the Company or one or more of its subsidiaries, each Option, to the extent not previously exercised, shall terminate immediately and neither the Grantee nor any one claiming under him shall have any rights thereto.

3.3  No Rights as Shareholder or to Employment

     No Grantee or any other person authorized to purchase Common Stock upon exercise of an Option shall have any interest in or shareholder rights with respect to any shares of Common Stock which are subject to any Option until such shares have been issued and delivered to the Grantee or any such person pursuant to the exercise of such Option. Furthermore, the Plan shall not confer upon any Grantee any rights of employment with the Company, including without limitation any right to continue in the employ of the Company, or affect the right of the Company to terminate the employment of a Grantee at any time, with or without cause.

3.4  General Restrictions

     Each award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (a) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (b) the consent or approval of any government regulatory body, or (c) an agreement by the recipient of an award with respect to the disposition of shares of Common Stock, is necessary or desirable as a condition of, or in connection with, the granting of such award or the issue or purchase of shares of Common Stock thereunder, such award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee. A participant shall agree, as a condition of receiving any award under the Plan, to execute any documents, make any representations, agree to restrictions on stock transferability and take any actions which in the opinion of legal counsel to the Company are required by any applicable law, ruling or regulation. The Company is in no event obligated to register any such shares, to comply with any exemption from registration requirements or to take any other action which may be required in order to permit, or to remedy or remove any prohibition or limitation on, the issuance or sale of such shares to any Grantee or other authorized person.

3.5  Rights Unaffected

     (a) The existence of the Options shall not affect: the right or power of the Company or its shareholders to make adjustments, recapitalization, reorganizations or other

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         changes in the Company's capital structure or its business; any issue of bonds, debentures, preferred or prior preference stocks affecting the Common Stock or the rights thereof; the dissolution or liquidation of the Company, or sale or transfer of any part of its assets or business; or any other corporate act, whether of a similar character or otherwise. As a condition of grant, exercise or lapse of restrictions on any Option, the Company may, in its sole discretion, withhold or require the Grantee to pay or reimburse the Company for any taxes which the Company determines are required to be withheld (including, without limitation, any required FICA or AMT payments), in connection with the grant of or any exercise of an Option. Whenever payment or withholding of such taxes is required, the Grantee may satisfy the obligation, in whole or in part, by electing to deliver to the Company shares of Common Stock already owned by the Grantee or electing to have the Company withhold shares of Common Stock which would otherwise be delivered to the Grantee, in each case having a value equal to the amount required to be withheld., and provided that such shares may be surrendered only at the minimum statutory rate. For these purposes, the value of the shares to be withheld is the Fair Market Value on the date that the amount of tax to be withheld is to be determined (the "Tax Date").

     (b) An election by a Grantee to deliver shares of Common Stock already owned by the Grantee or to have shares withheld for purposes of subsection (a) of this section (an "Election") must meet the following requirements in order to be effective:

         (1) the Election must be made prior to the Tax Date;

         (2) the Election is irrevocable;

         (3) the Election may be disapproved by the Committee in its sole discretion.

3.6  Choice of Law

     The validity, interpretation and administration of the Plan, the Option Agreement, and of any rules, regulations, determinations or decisions made thereunder, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with the laws of the State of Alabama, except as the Delaware General Corporation Law may apply to corporate law requirements imposed on the Plan.

     Without limiting the generality of the foregoing, the period within which any action in connection with the Plan must be commenced shall be governed by the Laws of the State of Alabama, without regard to the place where the act or omission complained of took place, the residence of any party to such action or the place where the action may be brought or maintained.

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3.7  Amendment, Suspension and Termination or Plan

     (a) The Plan may be terminated, suspended or amended, from time to time, by the Board of Directors in such respects as it shall deem advisable; provided, however, that (i) any such amendment that would require shareholder approval in order to ensure compliance with Rule 16b-3 under the Securities Exchange Act of 1934, or any successor rule thereto, or any other applicable rules or regulations, shall be subject to approval by the shareholders of the Company and (ii) any amendment that would change the maximum aggregate number of shares for which Options may be granted under the Plan (except as required under any adjustments pursuant to Sections 1.3 and 3.1 hereof) shall be subject to approval of the shareholders of the Company.

     (b) Notwithstanding any other provision herein contained, no Incentive Stock Options shall be granted on or after the tenth anniversary of the approval of the Plan by the Board of Directors and the Plan shall terminate and all Options previously granted shall terminate, in the event and on the date of liquidation or dissolution of the Company.

     (c) Whether before or after termination of the Plan, the Board of Directors has full authority in accordance with Section 3.7(a) to amend the Plan, effective for Options which remain outstanding under the Plan.

3.8  Loans

     The Company may at any time, consistent with applicable regulations, including Regulation 0 of the Federal Reserve Board and any Company policy restricting or prohibiting loans to executive officers, lend to a Grantee any funds required in connection with any aspect of the Plan, including without limitation the exercise price and any taxes that must be paid or withheld.

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